                                                                 Exhibit 11


                                  KOLLMORGEN CORPORATION
                              COMPUTATION OF PER SHARE EARNINGS
                       (Dollars in thousands, except per share amounts)


                                               For the                  For the
                                          Three Months Ended        Six Months Ended
                                              June 30,                  June 30,
                                              --------------------     --------------------
                                    1995      1994       1995      1994
                                  --------  --------   --------  --------
Net income                        $ 1,838   $ 1,156    $ 3,010   $ 2,006
Less preferred stock dividends
     and accretion of discount       (581)     (581)    (1,162)   (1,162)
                                  --------  --------   --------  --------
Earnings applicable to
     primary common shares          1,257       575      1,848       844

Number of shares:
  Weighted average number of
     shares outstanding             9,651     9,637      9,651     9,637
                                  --------  --------   --------  --------
Earnings per common share          $ 0.13    $ 0.06     $ 0.19    $ 0.09
                                  ========  ========   ========  ========


See accompanying notes to consolidated financial statements.